EXHIBIT 99.1

Genlyte Thomas Group
10350 Ormsby Park Place, Suite 601
Louisville, KY 40223

Genlyte Thomas Group LLC Announces Acquisition

Of USS Manufacturing Inc.

Contact:   William G. Ferko, CFO

(502) 420-9502

LOUISVILLE, Ky., May 12, 2004 – Genlyte Thomas Group LLC (GTG) announced today that it has purchased USS Manufacturing Inc.  Headquartered in Renfrew, Ontario, USS Manufacturing is a specialist in tapered, fluted and round aluminum poles, brackets, standard and decorative arms for street and traffic lights, and flag poles.

Larry K. Powers, President and Chief Executive Officer of Genlyte Thomas Group commented, “We are pleased with the strategic benefits of this acquisition. USS Manufacturing enhances our position in the outdoor luminaire business and will enable GTG to provide a more complete line of aluminum poles to our customers, improving our overall product offering in the outdoor lighting markets.  Annualized sales are forecasted to be over $4 (CAD) million this year.  We expect this transaction to be slightly accretive to our earnings this year.

“Genlyte Thomas addresses the outdoor lighting markets through our Lumec, Hadco, Gardco, Widelite, Day-Brite and Stonco and Shakespeare divisions.  The acquisition of USS Manufacturing will provide synergistic sales and marketing opportunities as we service the outdoor lighting markets.  The USS Manufacturing production processes are fairly unique and provide high quality, custom capabilities for many of our outdoor lighting applications.

“We have been pleased with the performance of our Shakespeare Composite Structures light pole business acquisition completed in May of 2003 and we look forward to similar results from the USS Manufacturing acquisition.”

John Hitsman, President of USS Manufacturing, will remain with the company and continue to operate the business under its current organizational structure.

The Genlyte Group Incorporated (Nasdaq: GLYT) holds a 68% interest in Genlyte Thomas Group LLC, which is a leading manufacturer of lighting fixtures, controls and related products for the commercial, industrial and residential markets. Genlyte Thomas sells products under the major brand names of Capri, Chloride Systems, Crescent, Day-Brite, Gardco, Hadco, Ledalite, Lightolier, Lightolier Controls, Lumec, Shakespeare Composite Structures, Stonco, Thomas, Vari-Lite and Wide-Lite in the United States and Canlyte and Thomas in Canada.

The statements in this report with respect to future results, future expectations, and plans for future activities and synergies may be regarded as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and actual results may differ materially from those currently expected. They are subject to various risks, such as the ability of the Company to meet new business sales goals, customer acceptance of new product offerings, increases in commodity energy and freight costs, slowing of the overall economy, weakness in the commercial, residential and industrial construction markets, as well as other risks discussed in the company’s filing with the Securities Exchange Commission. The Company makes no commitment to disclose any revision to forward-looking statements, or any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements.

For additional information about Genlyte please refer to the Company’s web site at: http://www.genlyte.com.